Education Management LLC Reports Fiscal 2008 Third Quarter Results

      PITTSBURGH, May 12 /PRNewswire/ -- Education Management LLC, one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended March 31, 2008. Net revenues rose 25.8% to $461.2 million from $366.7 million in the third quarter of fiscal 2007 with enrollment for the April academic quarter of 95,600 students, up 18.3% from the same period in the prior year.

      Todd S. Nelson, President and Chief Executive Officer of Education Management, commented, "We are pleased with the strong enrollment growth and financial results that we are reporting this quarter. We believe the robust demand we see across each of our education systems is evidence of the high quality of our academic programs and the commitment that our faculty and instructors share in the success of our students and graduates."

      Financial Highlights
      -- Net revenues for the three months ended March 31, 2008 increased 25.8% to $461.2 million, compared to $366.7 million for the same period a year ago. This increase was impacted by a 19.1% increase in total student enrollment and an approximate 5% increase in tuition rates over the prior year period.

      -- For the third quarter of fiscal 2008, our net income increased 75.9% to $31.0 million from $17.6 million in the prior year period. EBITDA increased 18.8% to $115.5 million from $97.2 million for the same period a year ago primarily due to higher student enrollment and the increase in tuition rates.

      -- At March 31, 2008, cash and cash equivalents were $326.0 million. There were no outstanding borrowings under the revolving credit facility at March 31, 2008.

      -- Cash flow from operations for the nine month period ended March 31, 2008 was $297.7 million compared to $264.1 million in the prior year period. Increased operating cash flows as compared to the prior year period were primarily due to higher net income resulting from revenue growth.

      -- On a cash-basis, capital expenditures were $91.0 million, or 7.2% of net revenues, for the nine months ended March 31, 2008 compared to $75.7 million, or 7.5% of net revenues, in the prior year. For fiscal 2008, we anticipate capital expenditures to be approximately 9% of net revenues.

      The presentation of EBITDA does not comply with U.S. generally accepted accounting principles (GAAP). For an explanation of EBITDA and Adjusted EBITDA (used for covenant compliance) and a reconciliation to net income, the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

      Student Enrollment
      At the start of the April 2008 academic quarter, total enrollment at our schools was over 95,600 students, an 18.3% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 16.7% to over 94,300 students. Students enrolled in fully online programs increased 72.4% to over 15,800 students.


                                        April           April      Percentage
                                        2008            2007          Change
    Total enrollment                   95,600          80,800         18.3%
    Same-school enrollment (owned
     for 1 year or more)               94,300          80,800         16.7%
    Students enrolled in fully
     online programs                   15,800           9,200         72.4%


      Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due primarily to an increased percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations.

      Student Loan Update
      We have continued our efforts to ensure that our students have access to adequate student loans in light of recent changes in the private loan market. We do not expect that changes in the private loan market will have a material impact on fiscal 2008 net revenues or earnings before interest, taxes, depreciation and amortization. We will provide an update on our student lending initiatives during the conference call to discuss the fiscal 2008 third quarter to be held tomorrow at 10:30 a.m. (Eastern Time).

      Conference Call and Webcast
      Education Management will host a conference call to discuss its fiscal 2008 third quarter on Tuesday, May 13, 2008 at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2125 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at http://www.edmc.com.

      About Education Management
      Education Management (http://www.edmc.com), with approximately 96,000 students as of Fall 2007, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 83 locations in 26 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

      Cautionary Statement
      This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.


      COMPANY CONTACTS:
      James Sober, CFA
      Vice President, Finance
      (412) 995-7684



                              - Tables to Follow -

                    EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS - FISCAL THIRD QUARTER
                        (Dollars in millions) (Unaudited)

                         For the three months ended  For the nine months ended
                                   March 31,                  March 31,
                               2008        2007           2008         2007
    Net revenues             $ 461.2     $ 366.7      $ 1,267.8    $ 1,016.0

    Costs and expenses:
      Educational services     253.4       207.4          724.3        588.7
      General and
       administrative          111.6        80.1          310.6        225.6
      Amortization of
       intangible assets         4.6         4.9           15.0         14.9
        Total costs and
         expenses              369.6       292.4        1,049.9        829.2

    Income before interest
     and income taxes           91.6        74.3          217.9        186.8
      Net interest expense      39.5        41.5          120.0        128.6

    Income before income
     taxes                      52.1        32.8           97.9         58.2
      Provision for income
       taxes                    21.1        15.2           38.9         25.0

    Net income                $ 31.0      $ 17.6         $ 59.0       $ 33.2


    Note: Certain prior year amounts have been reclassified to conform to the current year's presentation

                    EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
                 SELECTED CASH FLOW DATA - FISCAL THIRD QUARTER
                        (Dollars in millions) (Unaudited)

                                                     For the nine months ended
                                                             March 31,
                                                        2008           2007
    Net cash flows provided by operations            $ 297.7        $ 264.1
    Depreciation and amortization of
     property, equipment and intangible
     assets (1)                                         75.7           67.7
    Capital expenditures (2)                           (91.0)         (75.7)


    (1) Includes non-cash charges related to fixed asset impairments of $5.5 million in the 2008 nine-month period.

    (2) Represents cash paid for long-lived assets

                    EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
               SELECTED BALANCE SHEET DATA - FISCAL THIRD QUARTER
                        (Dollars in millions) (Unaudited)

                                                         As of March 31,
                                                       2008           2007
    Cash and cash equivalents                        $ 326.0        $ 282.6
    Current assets                                     561.6          395.5
    Total assets                                     4,145.7        3,933.4
    Current liabilities                                551.7          402.7
    Long-term debt (including current portion)       1,904.9        1,943.4
    Member's equity                                  1,330.6        1,304.6

                    EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
                       RECONCILIATION OF NON-GAAP MEASURES
                     Reconciliation of Net Income to EBITDA
                        (Dollars in millions) (Unaudited)

    Non-GAAP Financial Measures
    EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense, taxes and depreciation and amortization, including amortization of intangible assets. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes that EBITDA provides more comparability between our historical results and results that reflect purchase accounting and the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.

                         For the three months ended  For the nine months ended
                                   March 31,                  March 31,
                               2008         2007         2008         2007
    Net income               $ 31.0       $ 17.6       $ 59.0       $ 33.2

      Net interest expense     39.5         41.5        120.0        128.6
      Income tax expense       21.1         15.2         38.9         25.0
      Depreciation and
       amortization of
       property, equipment
       and intangible
       assets (1)              23.9         22.9         75.7         67.7

    EBITDA                  $ 115.5       $ 97.2      $ 293.6      $ 254.5


    (1) Includes non-cash charges related to fixed asset impairments of $0.7 million and $5.5 million in the 2008 three-month and nine-month periods, respectively.

                    EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
                       RECONCILIATION OF NON-GAAP MEASURES
     Reconciliation of Net Income to Adjusted EBITDA for Covenant Compliance
                        (Dollars in millions) (Unaudited)

    Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") is a non-GAAP measure used to determine our compliance with certain covenants contained in the indentures governing our outstanding senior notes and senior subordinated notes and in our senior secured credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing the notes and our senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants.


                                                        For the twelve
                                                         months ended
                                                           March 31,
                                                             2008
    Net income                                              $ 58.0

      Interest expense, net                                  160.5
      Provision for income taxes                              41.0
      Depreciation and amortization of property,
       equipment and intangible assets (1)                    98.6

    EBITDA                                                   358.1

      Reversal of impact of unfavorable leases (2)            (1.4)
      Advisory fees (3)                                        5.0
      Severance and relocation                                 3.6
      Other                                                    2.2

    Adjusted EBITDA - Covenant Compliance                   $367.5


    (1) Includes non-cash charges related to fixed asset impairments of $5.5 million.

    (2) Represents non-cash reduction to rent expense due to the amortization on $7.3 million of unfavorable lease liabilities resulting from fair value adjustments required under SFAS No. 141 as part of the transaction on June 1, 2006 in which Education Management Corporation was acquired by a consortium of private investors through a merger of an acquisition company into Education Management Corporation, with Education Management Corporation surviving the merger (the "Transaction").

    (3) Represents advisory fees incurred under a management advisory agreement with affiliates of certain of our shareholders in connection with the Transaction as of June 1, 2006.